Autodesk Press Release

Investors: Abhey Lamba, (415) 547-3502
abhey.lamba@autodesk.com

Press: Stacy Doyle, (503) 330-6115
stacy.doyle@autodesk.com

Autodesk Appoints Dr. Ayanna Howard to Board of Directors

SAN RAFAEL, Calif., Sept. 25, 2019-Autodesk, Inc. (NASDAQ: ADSK) announced the appointment of Dr. Ayanna Howard to its Board of Directors, effective September 24, 2019. An expert in the areas of robotics, human-computer interaction and artificial intelligence, Dr. Howard currently serves as the Linda J. and Mark C. Smith Professor and Chair of the School of Interactive Computing at the Georgia Institute of Technology. In addition, she is the Founder and Chief Technology Officer of Zyrobotics, a startup that designs AI-powered STEM tools for early childhood education.

“We’re excited to welcome Dr. Howard to Autodesk’s board,” said Andrew Anagnost, Autodesk president and CEO. “The contributions she has made to the world of robotics and human-computer interaction throughout her career have been both impressive and invaluable, and I’m thrilled to work alongside her.”

“As we continue to prioritize sustainable growth and returns for shareholders, I’m pleased to add Dr. Howard’s exceptional wealth of knowledge in robotics and innovative perspective to our Autodesk board,” said Stacy Smith, chairman of the board of Autodesk. “I’m confident her entrepreneurial mindset and experience will prove to be an important asset moving forward.”

Prior to Georgia Tech, Dr. Howard served as Senior Robotics Researcher and Deputy Manager in the Office of the Chief Scientist with NASA’s Jet Propulsion Laboratory. In addition to NASA, her published research has been supported by organizations such as National Science Foundation, Intel, Grammy Foundation, Proctor and Gamble, Exxon-Mobil, Microsoft and Google.

Dr. Howard has served on the advisory boards for numerous robotics and AI-based organizations, and holds a degree from Brown University, a M.S. and Ph.D. in Electrical Engineering from the University of Southern California, as well as an M.B.A. from the Drucker Graduate School of Management.

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